Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 251,829,160.38	0.0001381	$ 34,777.61
Fees Previously Paid
	Total Transaction Valuation:	$ 251,829,160.38
	Total Fees Due for Filing:			$ 34,777.61
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 34,777.61
Offering Note
[1]	Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Arrangement Agreement and Plan of Merger, dated as of January 26, 2026, by and among Gold Resource Corporation (the "Company"), Goldgroup Mining Inc. and Goldgroup Merger Sub, Inc. (the "Arrangement Agreement"). As of May 8, 2026, the maximum number of shares of the Company's common stock, par value $0.001 per share (each, a "Company Share"), to which this transaction applies is estimated to be 167,071,923 Company Shares, which consists of (i) 161,889,776 issued and outstanding Company Shares, (ii) 760,408 Company Options, and (iii) 1,314,846 Company DSUs, (iv) 431,637 Company PSUs, (v) 1,175,256 Company RSUs and (vi) a common stock purchase warrant to purchase up to 1,500,000 Company Shares. Pursuant to the Arrangement Agreement, the Company's shareholders will receive 1.4476 common shares without par value of Goldgroup for each Company Share (the "exchange ratio"). The exchange ratio represents a per share merger consideration of $[1.5073], calculated by multiplying the exchange ratio by the average of the high and low price of a Goldgroup common share on the TSX Venture Exchange as of May [8], 2026 (as converted from Canadian dollars to U.S. dollars using the daily exchange rate as reported by the Bank of Canada for such date) in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Therefore, in accordance with Exchange Act Rule 0-11 and estimated solely for the purposes of calculating the filing fee, the proposed maximum aggregate value of the transaction is calculated as the maximum number of Company Shares to which this transaction applies multiplied by the per share merger consideration calculated in the immediately preceding sentence. In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction calculated in the preceding paragraph by the fee rate of 0.0001381.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources